EXHIBIT 4.2

AMENDMENT NO 1
TO
SECURED CONVERTIBLE NOTE

     This Amendment No. 1 (the “Amendment”), dated June 18, 2010, to the Secured Convertible Note, issued March 3, 2010 to Alpha Capital Anstalt (“Holder”) in the principal amount of $450,000 (the “Note”) is made and entered into as of June 18, 2010, by and between Conolog Corporation, a Delaware corporation (the “Company”) and Holder.

     Capitalized terms not otherwise defined herein have the meaning set forth in the Note.

     The parties agree as follows:

1.     Section 3.1 Holder’s Conversion Rights. Section 3.1 of the Note is hereby amended and restated in its entirety to read as follows:

     “3. 1 Holder’s Conversion Rights. Subject to Section 3.2, the Holder shall have the right, but not the obligation at all times, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, into shares of Common Stock, subject to the terms and conditions set forth in this Article III at the rate of $.60, (“Fixed Conversion Price”).”

2.     Amendments. This Amendment may not be amended, waived, modified, supplemented or terminated in any manner whatsoever except by written instrument signed by the Company and Holder.

3.     Prior Agreements. Except as amended hereby, the terms and provisions of the Note shall remain in full force and effect. On and after the date of this Agreement, each reference in the Note to the “Note” shall mean and be a reference to the note as amended by this Amendment.

4.     Execution of this Agreement. This Amendment may be executed in any number of counterparts, with the same effect as if all the signatures on such counterparts appeared on one document. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.     Binding on Successors. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.     Invalidity. Any provision of this Amendment that may be determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.     Section or Paragraph Headings. Section and paragraph headings used herein are for convenience only and shall not be construed as part of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Secured Convertible Note as of the date set forth in the first paragraph hereof.

CONOLOG CORPORATION

By: _________________________
Name: Robert Benou
Title: Chief Executive Officer

ALPHA CAPITAL ANSTALT

By: _________________________
Name:
Title: